Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333- 177176, 333-96881, 333-134134, 333-158991, 333-161253, 333-181391, 333-204365, 333-216707 and 333-255782 each on Form S-8 and Registration Statement No. 333-236374 on Form S-3 of our reports dated November 23, 2022, relating to the financial statements of Cabot Corporation, and the effectiveness of Cabot Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cabot Corporation for the year ended September 30, 2022.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 23, 2022